                                                                     EXHIBIT 5.1

                     [WILLKIE FARR & GALLAGHER LETTERHEAD]



February 26, 1996



Trump Hotels & Casino Resorts, Inc.
Mississippi Avenue and The Boardwalk
Atlantic City, New Jersey 08401

Re:  Registration Statement on Form S-4
     File No. 333-153
     ----------------------------------


Dear Sirs:

We have acted as counsel for Trump Hotels & Casino Resorts, Inc. (the "Company") in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of up to 2,025,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company. The Shares are being registered in connection with the proposed merger of THCR Merger Corp., a wholly owned subsidiary of the Company ("Merger Sub"), with and into Taj Mahal Holding Corp. ("Taj Holding").

In connection therewith, we have participated in the preparation of the Registration Statement on Form S-4 relating to the Shares (File No. 333-153) heretofore filed with the Securities and Exchange Commission (as amended, the "Registration Statement"), and we are familiar with the corporate proceedings taken to date in connection with the authorization and issuance of the Shares.

In so acting, we have examined original, reproduced or certified copies of such records of the Company relevant and necessary for the opinions hereinafter set forth including, but not limited to, the Registration Statement, the Merger Agreement between the Company, Taj Holding and Merger Sub, as amended, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company and the relevant minutes of the Company. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or reproduced copies. As to various questions of fact material to such opinions, we have relied upon certificates of, or communications with, officers of the Company and public officials.

Based on the foregoing and assuming that the Shares being registered will be issued as described in the Registration Statement, we are of the opinion that:

     1. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.

     2. The Shares to be issued by the Company pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, upon issuance and delivery as set forth in the Registration Statement to the holders of the Class A Common Stock, par value $.01 per share, of Taj Holding, will be validly issued, fully paid and nonassessable.

No person or entity other than you may rely or claim reliance upon this opinion. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We call to your attention that we are not admitted to practice, do not purport to be experts in the laws of, and, accordingly, do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States.

We hereby consent to being named as counsel for the Company in the Registration Statement and under the caption "Legal Matters" in the Proxy Statement-Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Willkie Farr & Gallagher

                                       2